Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-182093) on Form S-3 and (Nos. 333-115825, 333-127474, 333-168961 and 333-181607) on Form S-8 of Genworth Financial, Inc. of our reports dated February 28, 2013, except as to Notes 1, 2(y), 3, 4(b), 4(d), 5, 7, 8, 9, 13, 14, 17, 19, 20, 21, 24 and 25, and Schedules I, II and III, dated May 30, 2013, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the reference to our firm under the heading “Selected Financial Data,” which appear in the Genworth Financial, Inc. Current Report on Form 8-K filed on May 30, 2013.

Our reports on the consolidated financial statements dated February 28, 2013, except as to Notes 1, 2(y), 3, 4(b), 4(d), 5, 7, 8, 9, 13, 14, 17, 19, 20, 21, 24 and 25, and Schedules I, II and III, dated May 30, 2013, refer to the January 1, 2012 retrospective adoption of guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts, and the retrospective change in method of accounting for the liability for future policy benefits for level premium term life insurance policies. Our reports also refer to a change in the method of accounting for embedded credit derivatives and variable interest entities in 2010.

/s/ KPMG LLP

Richmond, Virginia

May 30, 2013